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                                                                 Exhibit (a)(13)


              IKON OFFICE SOLUTIONS, INC. RETIREMENT SAVINGS PLAN

                             NOTICE TO PARTICIPANTS

                          IMMEDIATE ATTENTION REQUIRED

                                                                   JUNE 11, 1999

Dear Participant in the IKON Office Solutions, Inc. Retirement Savings Plan:

          The enclosed package contains very important information about the proposed transaction (the "Transaction") between Unisource Worldwide, Inc. ("Unisource") and Atlanta Acquisition Corp., a wholly owned subsidiary of Georgia-Pacific Corporation, a Georgia corporation (collectively referred to as "Georgia-Pacific" ). The Transaction will directly affect your interest in the portion of your account under the IKON Office Solutions, Inc. Retirement Savings Plan (the "Plan") that is invested in Unisource Worldwide, Inc. common stock ("Unisource Stock") through the Unisource Stock Fund.

          Under the terms of the Plan, you are the named fiduciary of your interest in the Unisource Stock Fund portion of your account under the Plan ("Account") and you have the power and responsibility for directing how The Northern Trust Company (the "Trustee"), as the trustee of the Plan and the shareholder of record, responds to tender offers with respect to such stock held in your Account.

          The enclosed materials include a Direction Form, as well as material provided to Unisource shareholders in connection with the Transaction, including the Offer to Purchase and related Letter of Transmittal, Agreement and Plan of Merger and Solicitation/Recommendation Statement on schedule 14D-9. PLEASE READ ALL OF THE ENCLOSED MATERIALS CAREFULLY.

          As more fully described below and in the enclosed package, the transaction is comprised of a Tender Offer - that is, an offer by Georgia-Pacific to purchase any and all outstanding shares of Unisource Stock, including the shares of Unisource Stock allocated to your Account and held by the Trustee, at a price of $12.00 per share net to the shareholder in cash, without interest thereon, upon the terms and conditions set forth in the enclosed Agreement and Plan of Merger. As a participant in the Plan, you have the power and responsibility to direct the Trustee whether or not to tender any or all shares of Unisource Stock allocated to your Account.

          After reading these materials, you should complete the enclosed yellow Direction Form and return it in the postage-paid envelope that is provided. In order to ensure that your directions to the Trustee remain confidential, all Direction Forms will be returned directly to the Trustee. Your completed Direction Form must be received before 5:00 p.m. Eastern Standard Time on June 23, 1999. DO NOT COMPLETE THE BLUE LETTER OF TRANSMITTAL INCLUDED WITH THE ENCLOSED PACKAGE. IT IS PROVIDED TO YOU ONLY FOR YOUR INFORMATION.

          Please note that a form that is postmarked before the June 23, 1999 deadline but actually received after the deadline will be too late and not effective. Mail your form early enough for it to be RECEIVED BY THE TRUSTEE before the deadline.

          IF YOU WISH TO PARTICIPATE IN THE TENDER OFFER, YOUR DIRECTION FORM MUST BE RECEIVED BY THE TRUSTEE BEFORE 5:00 P.M. EASTERN STANDARD TIME ON JUNE 23,1999 (THE "DIRECTION DEADLINE"). NOT RETURNING A PROPERLY COMPLETED FORM BY THE DIRECTION DEADLINE WILL BE A DIRECTION TO THE TRUSTEE NOT TO TENDER AND THE TRUSTEE WILL NOT TENDER ANY OF THE SHARES OF UNISOURCE STOCK ALLOCATED TO YOUR ACCOUNT.
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          Please note that YOUR INSTRUCTIONS TO THE TRUSTEE WILL BE KEPT
CONFIDENTIAL. No one at IKON Office Solutions, Inc. (the "Company"), Unisource, or Georgia-Pacific will be informed of your decision on how to instruct the Trustee.

          SUMMARY OF PROPOSED TRANSACTION

          The proposed acquisition of Unisource by Georgia-Pacific will take place as described in the enclosed materials:

          Georgia-Pacific has made a TENDER OFFER to buy any and all of the outstanding shares of Unisource Stock for $12.00 per share for each share tendered (the "Per Share Amount"), subject to the conditions described in the enclosed package (the "Tender Offer"), net to the shareholder in cash, subject to any applicable withholding of taxes. The Trustee is the shareholder of record for Unisource Stock allocated to your Account and thus the Trustee will receive any cash proceeds resulting from the Tender Offer. The cash proceeds will be invested in the Plan, as described on page three of this Notice in the section entitled "Investment of Tender Offer Proceeds". The Tender Offer may be extended or terminated under specified circumstances, as described in the enclosed package. If all the requisite conditions, as described in the enclosed package, are satisfied or waived at the expiration of the Tender Offer, Atlanta Acquisition Corp. will be merged with and into Unisource (thereby creating the "Surviving Corporation"). Furthermore, with certain exceptions, each share of Unisource Stock that was not tendered pursuant to the Tender Offer will be converted into the right to receive from the Surviving Corporation an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such share of Unisource Stock. As with the cash proceeds of tendered shares, the cash proceeds resulting from the purchase of un-tendered shares will be invested in the Plan, as described on page three of this Notice in the section entitled "Investment of Tender Offer Proceeds".

          At this time, you have the opportunity to determine how to respond to the Tender Offer. By completing the attached Direction Form in accordance with the instructions set forth below, you may direct the Trustee of the Plan whether to tender all, some, or none of the shares of Unisource Stock allocated to your Account.

          HOW THE TENDER OFFER WORKS

          Everyone who owns shares of Unisource Stock, including trustees of employee benefit plans such as the Plan, may tender their shares of Unisource Stock - meaning offer to sell the shares to Georgia-Pacific. The Tender Offer is currently scheduled to expire at 12:00 midnight, Eastern Standard Time, on June 25, 1999, but the Tender Offer may be extended. THE DEADLINE FOR SUBMITTING YOUR DIRECTION TO THE TRUSTEE IS 5:00 P.M. EASTERN STANDARD TIME ON JUNE 23,1999. THE TENDER OFFER MAY BE EXTENDED. IF THE TENDER OFFER IS EXTENDED, YOUR DIRECTION DEADLINE MAY ALSO BE EXTENDED.

          PLEASE NOTE THAT YOU CANNOT TENDER THE SHARES OF UNISOURCE STOCK ALLOCATED TO YOUR ACCOUNT DIRECTLY TO GEORGIA-PACIFIC. INSTEAD, IF YOU WANT THOSE SHARES OF UNISOURCE STOCK TO BE TENDERED, YOU MUST USE THE ENCLOSED YELLOW DIRECTION FORM TO DIRECT THE TRUSTEE.

          As explained in the enclosed package, there are a number of conditions that must be met for Georgia-Pacific to be obligated to buy Unisource Stock. Most importantly, notwithstanding any other provision of the Tender Offer but subject to compliance with the other provisions of the Agreement and Plan of Merger, Georgia-Pacific is not required to accept for payment or pay for any shares of Unisource Stock tendered pursuant to the Tender Offer, and may terminate or amend the Tender Offer in accordance with the Agreement and Plan of Merger and may extend the acceptance for payment of and payment for shares of Unisource Stock tendered, if, among other conditions, at least the number of shares of Unisource Stock that, when added to the shares of Unisource Stock already owned by Georgia-Pacific, constitute a majority of the then outstanding shares of Unisource Stock on a fully diluted basis (including, without limitation, all shares of Unisource Stock issuable upon the conversion of

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any convertible securities or upon the exercise of any options, warrants or rights) has not been validly tendered (and not withdrawn) prior to the expiration of the Tender Offer (the "Minimum Condition").

          THUS, THERE IS NO ASSURANCE THAT ANY OR ALL OF THE SHARES OF UNISOURCE STOCK ALLOCATED TO YOUR ACCOUNT WILL BE PURCHASED BY GEORGIA-PACIFIC PURSUANT TO THE TENDER OFFER, EVEN IF YOU DIRECT THE TRUSTEE TO TENDER ALL OF THE SHARES OF UNISOURCE STOCK ALLOCATED TO YOUR ACCOUNT. IN ADDITION, IF CERTAIN CONDITIONS ARE NOT MET, THERE IS NO ASSURANCE THAT ANY SHARES OF UNISOURCE STOCK WILL BE PURCHASED.

          PLEASE NOTE THAT FOR ADMINISTRATIVE REASONS, REGARDLESS OF WHETHER OR NOT YOU DIRECT THE TRUSTEE TO TENDER, NO TRANSACTIONS WILL BE ALLOWED WITH RESPECT TO THE UNISOURCE STOCK FUND FROM THE DIRECTION DEADLINE (OR IF DIRECTION DEADLINE IS EXTENDED, FROM THE EXTENDED DIRECTION DEADLINE) TO THE END OF THE TENDER OFFER OR SUCH LATER DATE AS MAY BE NECESSARY.

          INVESTMENT OF TENDER OFFER PROCEEDS

          INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY PORTION OF THE TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

          Georgia-Pacific will pay cash to the Trustee for all shares of Unisource Stock allocated to your Account that are actually purchased pursuant to the Tender Offer. The cash proceeds will be invested in the Stable Value Fund established under the Plan.

          PROCEDURE FOR DIRECTING TRUSTEE

          A yellow Direction Form for you to use to direct the Trustee is enclosed. In order to be effective, the Direction Form must be properly completed and returned in the enclosed envelope in time to be received by the Trustee before 5:00 p.m. Eastern Standard Time on June 23, 1999. A form that is postmarked before this deadline but actually received after the deadline will be too late and will not be effective.

          Neither IKON Office Solutions, Inc. nor the Trustee makes any recommendations as to whether or not you should direct the tender of shares of Unisource Stock allocated to your Account. You must make your own decision on this matter. As the named fiduciary with respect to your Account, you are solely responsible for the consequences of your decision regarding the Tender Offer.

Please note that the address label on the reverse side of the yellow Direction Form indicates the number of actual shares of Unisource Stock allocated to your Account as of May 25, 1999. The Direction Form provides that you may instruct the Trustee to tender all of the shares of Unisource Stock, a percentage of the shares of Unisource Stock, or none of the shares of Unisource Stock allocated to your Account.

          To properly complete your yellow Direction Form, you must do the following:

               1)  On the reverse side of the form, check Box 1, Box 2, or Box
     3. CHECK ONLY ONE BOX.

          . CHECK BOX 1 if you want to tender all of the shares of Unisource Stock allocated to your Account.

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          .    CHECK BOX 2 if you want some whole percentage of the shares of
               Unisource Stock allocated to your Account to be tendered, AND fill in that whole percentage.

          . CHECK BOX 3 if you do not want any of the shares of Unisource Stock allocated to your Account to be tendered.

               2)  Sign and date the Direction Form in the space provided.

               3)  Keep a copy of your Direction Form for your records.

               4) Mail the Direction Form promptly in the postage-paid envelope that is provided. FAXED DIRECTION FORMS ARE NOT ACCEPTABLE. If you do not want to tender any shares of Unisource Stock allocated to your Account, you need not return the Direction Form, since a failure to direct the Trustee is a direction not to tender shares.

          REMEMBER, IF YOU WANT TO TENDER, THE TRUSTEE MUST RECEIVE YOUR DIRECTION FORM BEFORE 5:00 P.M. EASTERN STANDARD TIME ON JUNE 23,1999.

          If you sign, date and return the enclosed yellow Direction Form but do not check any box on the Direction Form, the Trustee will treat your Direction Form as not providing any direction to the Trustee regarding the Tender Offer. Your Direction Form will be deemed irrevocable unless you send a new, later-dated Direction Form that is received by the Trustee before 5:00 p.m. Eastern Standard Time on June 23, 1999 (or, if the Direction Deadline is extended, before the extended Direction Deadline) at the following address:

                    The Northern Trust Company, Trustee
                    P.O. Box 1997
                    New York, New York 10117-0024

          In order to be effective, your later-dated Direction Form must be properly completed, must include your name, address, Social Security number and be received by the Trustee before 5:00 p.m. Eastern Standard Time on June 23, 1999. Otherwise, your earlier Direction Form will still be in effect. Additional Direction Forms and mailing envelopes can be obtained by calling 1-800-488-8095.

          You are the named fiduciary with respect to your Account.
Accordingly, neither IKON Office Solutions, Inc. nor the Trustee can make recommendations to you regarding what decisions to make. If you have questions about the terms and conditions of the Tender Offer, please contact the Information Agent for the Tender Offer, D.F. King & Co., Inc. at 1-800-488-8095.


                                                      THE NORTHERN TRUST COMPANY

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